Exhibit 99.(m)(3)

AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN UNDER RULE 12B-1
Class L Shares

WHEREAS, Morgan Stanley Institutional Fund, Inc. (the “Fund”) is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Fund has separate series, each of which is a separate pool of assets with its own investment policies (each a “Portfolio” and collectively the “Portfolios”) and each Portfolio may be divided into multiple separate classes including Class L; and

WHEREAS, each current Portfolio of the Fund listed on Schedule A hereto previously adopted a Plan (the “Original Plan”) pursuant to Rule 12b-1 with respect to Class L shares which provides for the payment of a fee to Morgan Stanley Distribution, Inc. (the “Distributor”) for distribution and shareholder services; and

WHEREAS, on June 18, 2010, the Fund amended the Original Plan to convert the Original Plan with respect to the Class L shares of each Portfolio from a reimbursement plan to a compensation plan and to make such other ministerial changes designed to facilitate the administration of the Original Plan (the “Current Plan”); and

WHEREAS, the Fund desires to amend the Current Plan to decrease the 12b-1 fee for the Class L shares of each Fixed Income Portfolio (as set forth on Schedule A) from 0.75% to 0.50% and to make such other ministerial changes designed to facilitate the administration of this Plan, and the Fund’s Board of Directors (“Board”), including those Board members who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Board Members”) have determined that there is a reasonable likelihood that adoption of this amended Plan will benefit each Portfolio of the Fund and its Class L shareholders; and

WHEREAS, the Fund and the Distributor have entered into a Distribution Agreement (the “Distribution Agreement”) pursuant to which the Fund employs the Distributor in such capacity during the continuous offering of Class L shares of each Portfolio of the Fund;

NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan on the following terms and conditions with respect to Class L of each Portfolio of the Fund:

1.                                      The Fund may pay to the Distributor and other affiliated broker-dealers, unaffiliated broker-dealers, financial institutions and/or intermediaries as compensation for the provision of services provided and expenses incurred relating to the offering of Class L shares, a fee up to 0.75% on an annualized basis of the average daily net assets of Class L shares of each Equity and Asset Allocation Portfolio (as designated on Schedule A hereto) and up to 0.50% on an annualized basis of the average daily net assets of Class L shares of each Fixed Income Portfolio (as designated on Schedule A hereto), 0.25% of which shall be a “service fee” and 0.50% (with respect to the Equity and Asset Allocation Portfolios) and 0.25% (with respect to the Fixed Income Portfolios) of which shall be a “distribution fee.”  Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund and the Distributor shall mutually agree.

2.                                      The service fee may be paid for the provision of “personal service and/or the maintenance of shareholder accounts” as provided for in Section 2830(b)(9) of the Financial Industry Regulatory Authority (“FINRA”) Conduct Rules, including (i) expenditures for overhead and other expenses of the

Distributor and other affiliated and unaffiliated broker-dealers, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial advisors and other employees of the Distributor and other affiliated and unaffiliated broker-dealers for the provision of shareholder services (collectively, the “Services”).  If FINRA amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

3.                                      This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Fund’s Directors and (b) the Independent Board Members, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

4.                                      This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3 hereof.

5.                                      The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended under the Plan.

6.                                      This Plan may be terminated at any time with respect to the Class L shares of any Portfolio by the vote of a majority of the Independent Board Members or by vote of a majority of the outstanding voting securities of Class L of the Portfolio.

7.                                      This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of Class L of the Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided in Paragraph 3 hereof.

8.                                      While this Plan is in effect, the selection and nomination of those Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

9.                                      The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to its affiliates or other broker-dealers, financial institutions and/or intermediaries that provide shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the FINRA Conduct Rules.

10.                               The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

11.                               This Plan only relates to Class L shares of each Portfolio and the fees determined in accordance with Paragraph 1 hereof shall be based upon the average daily net assets of the Portfolio attributable to Class L shares. No Portfolio of the Fund shall be responsible for the obligations of any other Portfolio of the Fund.

IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan as of the day and year set forth below in New York, New York.

Dated:	February 25, 2013

MORGAN STANLEY INSTITUTIONAL
FUND, INC.

Attest:	/s/ Tara A. Farrelly	By:	/s/ Arthur Lev
Arthur Lev

MORGAN STANLEY DISTRIBUTION, INC.

Attest:	/s/ Tara A. Farrelly	By:	/s/ Lisa Jones
Lisa Jones

SCHEDULE A

ADOPTING PORTFOLIOS

(updated as of March 30, 2015)

EQUITY PORTFOLIOS:

1.                                      Active International Allocation Portfolio

2.                                      Advantage Portfolio

3.                                      Asian Equity Portfolio

4.                                      Emerging Markets Leaders Portfolio

5.                                      Emerging Markets Portfolio

6.                                      Frontier Emerging Markets Portfolio

7.                                      Global Advantage Portfolio

8.                                      Global Discovery Portfolio

9.                                      Global Franchise Portfolio

10.                               Global Infrastructure Portfolio

11.                               Global Insight Portfolio

12.                               Global Opportunity Portfolio

13.                               Global Quality Portfolio

14.                               Global Real Estate Portfolio

15.                               Growth Portfolio

16.                               Insight Portfolio

17.                               International Advantage Portfolio

18.                               International Equity Portfolio

19.                               International Opportunity Portfolio

20.                               International Real Estate Portfolio

21.                               Opportunity Portfolio

22.                               Small Company Growth Portfolio

23.                               U.S. Real Estate Portfolio

FIXED INCOME PORTFOLIOS:

24.                               Emerging Markets Domestic Debt Portfolio

25.                               Emerging Markets External Debt Portfolio

ASSET ALLOCATION PORTFOLIOS:

26.                               Multi-Asset Portfolio